Exhibit 99.1

Made in USA (OTC: USDW) Announces Strategic Initiative to Advance Trusted Healthcare Data with Proposed Rosalind Deal

New York, New York, March 31, 2026 — Made in USA Inc. (“USDW”), a leader in data provenance, certification, and trust infrastructure, today announced a strategic initiative to expand its data wallet and proof-of-origin technology into the healthcare and life sciences sector through a proposed transaction with Rosalind, Inc. (“Rosalind”).

At the core of USDW’s platform is a commitment to truth, trust, and transparency in data. Through its proprietary data wallet architecture, USDW enables verifiable proof of origin, chain of custody, and certification of digital assets, forming a foundational layer for trusted data in an AI-driven world.

Healthcare represents one of the most critical domains for this infrastructure.

Ensuring that medical records, research data, and clinical insights are verifiably authentic, traceable, and consent-driven is essential to advancing patient care, accelerating research, and enabling responsible use of artificial intelligence.

To support this vision, USDW and Rosalind have executed a Term Sheet outlining a proposed transaction to establish Rosalind Systems, Inc., a Wyoming-based operating company that is expected to serve as a next-generation platform at the intersection of:

●	biopharma and biotech research
●	clinical and translational data
●	consumer health and wellness
●	infectious disease and public health infrastructure

Rosalind Systems is intended to build upon Rosalind’s existing platform and capabilities, while integrating USDW’s data wallet and certification technologies to enable secure, verifiable, and permissioned data ecosystems.

The proposed structure is designed to:

●	create a scalable operating company for new customer engagement and growth,
●	enable access to capital to accelerate development and expansion, and
●	establish a pathway for broader market participation over time.

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“This represents a foundational step in bringing trusted data infrastructure into healthcare,” said Adam Reiser, CEO of Made in USA. “Truth matters—and nowhere is that more important than in the data that drives medical decisions, research, and AI. By combining our data wallet technology with Rosalind’s platform, we are creating the foundation for a new generation of certified, trustworthy data systems for research, clinical, and AI applications.”

Tim Wesselman, CEO of Rosalind, added, “This transaction creates a path to realize our vision by bringing the Rosalind platform into the hands of more researchers across academia and biopharma. It enables them to break through the complexity of biological data and answer some of the greatest questions in human health, so we can make meaningful progress in advancing the human condition.”

The term sheet referenced above outlines a framework under which Rosalind is expected to contribute certain platform assets and intellectual property to Rosalind Systems, which would become the primary operating entity for future growth initiatives.

The agreement described in this press release is non-binding (except for customary provisions, if any, such as confidentiality and exclusivity) and is intended solely as an expression of the parties’ current intentions with respect to the proposed transaction. The completion of the proposed transaction remains subject to, among other things, the negotiation and execution of definitive agreements, the completion of financing, and the satisfaction of customary closing conditions. There can be no assurance that definitive agreements will be executed or that the proposed transaction will be consummated on the terms described herein or at all.

The information contained in this press release is intended to comply with Regulation FD and to provide broad, non-exclusionary distribution of material information regarding USDW. This press release is also being furnished to the U.S. Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K.

Contact:
Adam Reiser
CEO
Made in USA Inc.
561 221 2000
adam@madeinusa.net

Contact:
Timothy Wesselman
CEO
Rosalind, Inc.

855 766 7267
tim@rosalind.bio

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